UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2014

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In accordance with the Marketplace Rules of The NASDAQ Stock Market LLC (“Nasdaq”), on December 23, 2014, Enstar Group Limited (the “Company”) notified Nasdaq that, as a result of the resignation of one of its independent directors, the Company was no longer in compliance with: (1) Nasdaq Marketplace Rule 5605(b)(1), which requires that a majority of the Company’s Board of Directors be comprised of independent directors, and (2) Nasdaq Marketplace Rule 5605(c)(2)(A), which requires, among other things, that the Audit Committee of the Company’s board of directors be comprised of at least three independent directors. The Company intends to appoint a new independent director to serve on the Board of Directors and its Audit Committee before the end of the cure periods provided for by Nasdaq Marketplace Rules 5605(b)(1)(A) and 5605(c)(4)(B).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2014, Kenneth LeStrange notified the Company that he was resigning from its Board of Directors due to time constraints created by his commitments to other business interests. Mr. LeStrange’s resignation will be effective as of December 31, 2014 and was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. The Company thanks Mr. LeStrange for his significant contributions to the Company during his tenure as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: December 23, 2014	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

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